FOR IMMEDIATE RELEASE JUNE 15, 2005
Contact:	Lawrence Pemble or Robert C. Goodwin, Jr. Chindex International, Inc. (301) 215-7777

CHINDEX INTERNATIONAL ANNOUNCES CONFERENCE CALL TO DISCUSS ITS RELEASE OF FISCAL 2005 AND FOURTH
QUARTER RESULTS ON FRIDAY, JUNE 24, 2005

BETHESDA, Maryland, June 15, 2005 — Chindex International, Inc. (NASDAQ: — ) the leading independent American provider of Western healthcare products distribution and healthcare services in the People’s Republic of China, announced that it intends to release its financial results for the fourth quarter ended March 31, 2005, prior to market opening on Thursday, June 23, 2005.

Chindex’s management will also host a conference call on Friday, June 24, 2005 at 11:00 a.m. Eastern Time (11:00 p.m. China time; 8:00 a.m. Pacific Time) to discuss its financial results.

To participate, international callers dial 706-643-0393, domestic callers dial 800-451-9102 approximately 10 minutes before the conference call is scheduled to begin. The pass code for the call is 6807312.

The telephone replay will be available two hours after the call at (international) 706-645-9291 and (domestic) 800-642-1687, pass code 6807312, and continue to be available through July 1, 2005.

About Chindex International, Inc.

Chindex is an American company operating in several healthcare sectors of the Chinese marketplace, including Hong Kong. It provides representative and distribution services to a number of major multinational companies, including Siemens AG (ultrasound systems) and Guidant (interventional cardiology products including stents, balloon catheters and guide wires). Its distribution channels to the retail pharmacy industry in China were developed through a relationship with a major multinational cosmetics manufacturer. It also provides healthcare services through the operations of its two private hospitals in China. With twenty-four years of experience, over 1,000 employees and operations in the United States, China and Hong Kong, the Company’s strategy is to expand its cross-cultural reach by providing leading edge technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s websites www.chindex.com and www.unitedfamilyhospitals.com

The statements in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to the Company’s (i) introduction of new products, (ii) performance goals, including successful conclusion of efforts to secure government-backed financing and successful implementation of such financing, (iii) future events and earnings, including revenues from the Company’s developmental businesses such as healthcare services, (iv) markets, including growth in demand in China for the Company’s products and services, and (v) proposed new operations, including expansion of its healthcare services business. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated event.

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